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Exhibit 10.44.2

ADDENDUM TO PROMISSORY NOTE SECURED BY DEED OF TRUST

January 22, 2001
Emeryville, California

        This addendum incorporates by reference and supplements the certain legal document titled "Promissory Note Secured By Deed of Trust" (hereinafter "Note") between Ask Jeeves, Inc. a Delaware corporation ("Company") and Enrique T. Salem and Marcella M. Salem (collectively "Borrower") signed and executed February 29, 2000. The parties agree to amend this Note as follows:

  1.
  As borrower has ceased to remain in the Company's employ, Company and Borrower agree that the unpaid principal balance of this Note as of January 22, 2001 ($237,520.44) along with the accrued and unpaid interest shall now be due and payable on May 22, 2002.

  2.
  The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall become immediately due and payable prior to the specified due date of this Note upon the insolvency of the Maker, the commission of any act of bankruptcy by the Maker, the execution by the Maker of a general assignment for the benefit of creditors, the filing by or against the Maker of any petition in bankruptcy or any petition for relief under the provisions of the Federal bankruptcy act or any other state or Federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Maker or the attachment of or execution against any property or assets of the Maker.

/s/ Enrique M. Salem BORROWER: Enrique M. Salem

/s/ Marcela M. Salem BORROWER: Marcela M. Salem

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  Exhibit 10.44.2